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MARKETING AGREEMENT

    This MARKETING AGREEMENT (this "Agreement") is entered into as of February 28, 2000, by and among Protection One Alarm Monitoring, Inc., a Delaware corporation ("Protection One"), Paradigm-Direct, LLC, a Delaware limited liability company ("Paradigm"), and Marketing Services Company I, LLC d/b/a Protection One Marketing Services, a Delaware limited liability company and a wholly owned subsidiary of Paradigm ("POMS").

    WHEREAS, Protection One wishes to engage POMS to provide marketing services for Protection One; and

    WHEREAS, POMS desires to provide such services to Protection One, under the terms and conditions hereinafter set forth and in exchange for the consideration hereinafter set forth;

    NOW, THEREFORE, for and in consideration of the premises and the obligations undertaken by the parties pursuant hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I
DEFINITIONS

    As used in this Agreement, the following terms have the meanings set forth below:

    "Customer" means any person, business, corporation or other entity that as a result of the account generation efforts of POMS described herein, has executed a P-One Contract and for which there exists an installed and operational security alarm system, capable of being monitored in a designated Protection One facility as of or after the date of this Agreement.

    "Customer Account" means an account of a Customer. The Customer Account package shall include any and all related credit applications, credit checks, agreements, records, correspondence and files.

    "Dealer Territory" means those zip codes within the Protection One "Territory" (as defined below) in which Protection One has authorized dealers that have contracted to purchase Qualified Leads from Protection One.

    "Independent Contractor" means any person or entity with which POMS has contracted to perform installation services for Customers.

    "Marketing Year" shall mean the twelve-month period commencing on the day after the completion of the Pilot Program and each subsequent twelve-month period.

    "Marketing Services" means those services provided by POMS to Protection One as more fully described on Exhibit B to this Agreement.

    "Pilot Program" means the program described in Section 2.2 hereof.

    "P-One Contract" means a contract in a form provided by Protection One, for the provision of security alarm system services and any addendum thereto and related certificates, between Protection One and a Customer.

    "Qualified Customer Account" means a Customer Account that meets all of the criteria described on Exhibit A hereto. POMS and Protection One may revise Exhibit A as a result of the annual program review meetings described herein, which such revision shall be initialed by both Protection One and POMS and substituted for the previous version of Exhibit A following such revision.

    "Qualified Leads" means leads that are (a) subject to taped verification of the Customer's agreement to a sales appointment (or other means of verification if mutually agreed by Protection One and POMS); (b) within the Territory; and (c) credit scored at a minimum of 600 FICO score; or any other mutually agreed upon criteria, which the parties shall document in a written amendment to this Agreement.

    "Targeted Number of Qualified Customer Accounts" means 50,000 for the first Marketing Year and thereafter such number as the parties may agree to in the annual program review meetings described herein, the results of which shall be documented by mutual written agreement.

    "Territory" means the territory within serviceable distance from Protection One service branches. Such territory shall be further defined by a list of acceptable zip codes provided to POMS by Protection One and may be updated no less frequently than quarterly upon thirty (30) days advanced notice..

    "Third Party" means any person or entity with which POMS has contracted to perform any part of the Marketing Services for Protection One.

ARTICLE II
ENGAGEMENT; PILOT PROGRAM; ANNUAL REVIEW

    2.1  Engagement.  Protection One hereby engages POMS to generate Qualified Customer Accounts for sale to Protection One, generate Qualified Leads for sale to Protection One, and to provide to Protection One the Marketing Services.

    2.2  Pilot Program.  The Pilot Program shall be deemed to have commenced as of November 18, 1999 and shall end at such time as POMS has delivered 2,500 Qualified Customer Accounts. POMS shall use its best efforts to produce these first 2,500 sales within a 5 month time frame or sooner. In consideration of the accounts to be generated under the Pilot Program, POMS shall issue an invoice to Protection One in the amount of $1,070,875 in November 1999 and a second invoice in the same amount in January 2000. If this Agreement is terminated prior to the end of the Pilot Program and provided that POMS has received the payments described above, then Protection One shall submit an invoice to Paradigm in an amount equal to (x) $856.70 times (y) the excess of 2,500 over the number of Qualified Customer Accounts delivered to Protection One. Payment of each invoice described above shall be due net thirty (30) days after receipt of the invoice by the receiving party.

    2.3  Annual Program Review Meetings.  Protection One and POMS each agree to meet no less than ninety (90) days prior to the expiration of each Marketing Year to review the Qualified Customer Account criteria, the Customer Account fees, the Qualified Leads fee, the Targeted Number of Qualified Customer Accounts, the minimum number of Qualified Leads to be purchased, the fee schedule for warranty and inspection repairs, the Marketing Services description, sublease and office equipment fees and the budget for the program. The parties may adjust any of those items referenced in this Section 2.3 as they may mutually agree to and such revised terms shall be documented in a written amendment signed by both parties. Failure to reach agreement as to any such adjustments shall offer the parties the termination rights described in Article X below.

ARTICLE III
DUTIES OF POMS

    3.1  Personnel.  POMS shall provide such personnel as may be required to fulfill the obligations of POMS hereunder.

    3.2  Independent Contractors and Other Agents.  If POMS engages Independent Contractors, Third Parties or any other persons or entities (collectively "Agents") to perform one or more services under the supervision of POMS for Protection One, POMS shall use commercially reasonable efforts to cause such Agents to deliver each such service in a competent and timely fashion. POMS shall not engage an Independent Contractor to perform installation services on its behalf under this Agreement unless such

Independent Contractor meets the insurance, licensing and other criteria set forth on ExhibitC hereto as modified from time to time by Protection One as reasonably necessary due to changes in regulation or industry standard.

    3.3  Compliance with Laws.  POMS shall perform its duties hereunder and provide all services in material compliance with all applicable laws, including without limitation all laws relating to telemarketing and security industry sales and installation.

    3.4  Approval of Marketing Materials, Contracts, etc.  POMS shall not use any telemarketing scripts, advertising copy or comparable materials until such materials have been approved in writing by Protection One, which approval will not be unreasonably withheld or delayed. POMS shall not use any form of Customer contract until such form has been approved in writing by Protection One, which approval will not be unreasonably withheld or delayed.

ARTICLE IV
DUTIES OF PROTECTION ONE

    4.1  Account Creation and Testing.  Protection One shall provide the following: the account creation and testing services described in the POMS Installer Procedures Manual or approved substitutes therefor, as it may be amended from time to time, and if no such manual exists, the account creation and testing services provided to Protection One dealers generally, provided however, that Protection One shall have the right to approve any amendments to or substitutions for the POMS Installer Procedures Manual, such approval not to be unreasonably withheld.

    4.2  Other Obligations Assumed.  Protection One shall assume, commencing and effective from the date the Qualified Customer Account is connected to and accepted by Protection One's monitoring facility, the obligation to provide, in a competent and timely manner, monitoring, warranty, repair and other services and benefits (including without limitation, Lifetime Service, SafetyNet™, and Free Move program,) pursuant to the P-One Contracts for the Qualified Customer Accounts, provided that such programs, services or benefits are generally available and offered by Protection One. P1 shall perform the post installation inspections described in the POMS Installer Procedure Manual, and if no manual exists the same post-installation inspections applicable to Protection One dealers generally. Except for those obligations of POMS hereunder which Protection One specifically agrees to assume, pay, perform or discharge pursuant to this Agreement, Protection One does not assume or agree to pay, perform or discharge any liability or obligation of POMS, whether known or unknown, including, without limiting the generality of the foregoing, any: (a) liability of POMS for any taxes, including sales taxes arising in connection with POMS' transactions with the Customers, provided however, that POMS shall not be liable for any sales tax arising from the sale of a Qualified Customer Account to Protection One and POMS shall only be liable for one imposition of sales tax respecting any item of equipment sold by the vendor to POMS' Independent Contractor; (b) liability in connection with representations or warranties made by POMS' Independent Contractors to Customers which are not contained in the P-One Contracts; (c) liability in connection with any of POMS employees, including salaries, benefits, commissions or any employment benefit plan of POMS; and (d) other obligation of POMS, whether or not such obligation now exists, hereinafter arises, is incurred or is created after the date hereof.

    4.3  Compliance with Laws.  Protection One shall perform its duties hereunder and provide all services in material compliance with all applicable laws, including without limitation, all laws relating to monitoring and servicing of security alarm system accounts. Protection One shall use commercially reasonable efforts to ensure the P-One Contracts are in material compliance with all applicable laws.

    4.4  Sharing Compliance Information.  Unless otherwise prohibited by law or pre-existing contractual agreement, Protection One agrees, upon request by POMS, to share with POMS any compliance information in its possession about a prospective Independent Contractor for POMS' use in evaluating such prospective Independent Contractor for suitability. Protection One makes no representation or warranty as to the accuracy, completeness, or effectiveness of such information, nor does Protection One make any representation or warranty about the suitability of any prospective Independent Contractor.

ARTICLE V
SALES OF ACCOUNTS

    5.1  Provisions Applicable to Qualified Customer Accounts.  The number of accounts Protection One will purchase will be limited to POMS quarterly forecasted amount plus 20% (with forecasts subject to Protection One approval), unless Protection One otherwise agrees in advance in writing. Protection One agrees to purchase no less than the forecasted (with forecasts subject to Protection One approval) number of Qualified Customer Accounts if offered for sale by POMS. Protection One's approval of POMS forecasts shall not be unreasonably withheld.

    5.2  Warranty and Repair Obligations.

      (a) Ninety (90) Day Service Warranty by POMS. During the first ninety (90) days from the transfer of a Customer Account, POMS shall be responsible for the expense of providing warranty repair service for each Customer Account for all repairs that in Protection One's judgment relate to installation of the alarm system, regardless of whether the alarm system is owned by the Customer or not. Protection One shall apply the standards indicated in the Protection One Installation Manual in determining whether repairs relate to installation of the alarm system. Protection One's fee schedule for such service or repairs is set forth on Exhibit D attached hereto, which such schedule may be revised as a result of the annual review meetings described herein. Unless otherwise provided in a separate agreement between POMS and Protection One, Protection One will perform the warranty repair service, then offset costs therefor from other payments due POMS hereunder, or if such further payments are not sufficient, then POMS agrees to reimburse Protection One for such repair services upon receipt of an invoice from Protection One therefor, according to the following formula:

    offset amount = (total time and materials for that month) x (Fee Schedule)
    offset invoice = (gross invoice to P-One from POMS) - (offset amount).

      (b) Inspection Program Repairs. Protection One may inspect the Customer Account's alarm system within 90 days of the installation and/or purchase of such alarm system as a part of Protection One's ongoing inspection program. If Protection One determines in an inspection that an alarm system is not installed in compliance with Protection One Installation Standards, then Protection One may repair such alarm system and offset the costs therefor (in accordance with the fee schedule set forth on Exhibit D, as amended from year to year) from payments otherwise due POMS hereunder, or if such payments are not sufficient, then POMS agrees to reimburse Protection One for such repair services upon receipt of an invoice from Protection One therefor. POMS will not be responsible for repairs or service to non-operational systems that are not related to installation.

      (c) Chargeable Services. Chargeable services (including repairs which are excluded from the service plan, such as repairs necessitated by a Customer's misuse of the alarm system) will be performed solely by Protection One and charged to the Customer. POMS shall not solicit from or perform chargeable services at Customer's premises unless otherwise agreed to by the parties in writing.

    5.3  Procedure for Rejected Accounts; Right of First Refusal.

      (a) Rejection of Accounts. POMS acknowledges that Protection One may reject a Customer Account delivered to Protection One by POMS, for failure to meet the criteria indicated on Exhibit A hereto. Protection One reserves the right to reject any account for reasons not specified in Exhibit A; however, in such instance, and provided such Account meets the criteria specified in Exhibit A, then Protection One shall be required to pay POMS the purchase price for such Account and is additionally responsible for communicating to the Customer that the Account has not been accepted, and at Protection One's option, removing the yard signs, window decals and any installed equipment from the premises of such account. Protection One shall notify POMS in writing of its decision to reject a Customer Account within five (5) business days of having received the Customer Account package in contract administration and failure to provide notice within such five day period shall be deemed acceptance of such account.

      (b) Re-submission of Rejected Customer Accounts. If Protection One rejects an account deemed not in accordance with Exhibit A, Protection One will return the account to POMS within 5 business days of the rejection with a description of the deemed non-compliance. POMS shall have 5 business days thereafter in which to resolve such account and re-submit to Protection One and Protection One will accept all such accounts POMS resolves and re-submits for payment, provided such account meets the criteria indicated on Exhibit A. If POMS does not resolve such account then the P-One Contract for the rejected account must be canceled, any decals, yard signs or other equipment containing Protection One's name or any variant thereof must be removed from the Customer's premises within five (5) days following the resolution period, Customer's account must be removed from the Protection One central station within three (3) days following the resolution period, and the Customer must be notified by POMS in writing that their account will be removed from Protection One and when such removal will occur. Protection One reserves the right to so notify such Customers of the cancellation on its own behalf, provided however, that no such notice made by Protection One shall relieve POMS of its obligation to do so.

      (c) Protection One Right of First Refusal. Protection One shall have the exclusive preemptive right to accept and own the Customer Account with any and all prospective Customer or Customers whom POMS may contact either directly or indirectly during the term of this Agreement, and POMS shall take commercially reasonable steps to ensure that its Independent Contractors not interfere with Protection One's rights hereunder. POMS hereby agrees that during the term of this Agreement, it shall not engage in the business of monitoring or servicing of security alarm system accounts nor will it engage in solicitation on behalf of a third party for the purpose of obtaining such monitoring or servicing rights.

ARTICLE VI
QUALIFIED LEADS

    6.1  Leads Management.  Protection One agrees to purchase and POMS agrees to deliver a minimum of 50,000 Qualified Leads in the first Marketing Year within the Protection One Territory. Each month Protection One and POMS will mutually agree to, and Protection One will generate a file of, the targeted number of Qualified Leads that can be purchased per Designated Market Area (DMA); and Protection One will provide to POMS monthly an updated Territory zip code list for the subsequent month. Quarterly, Protection One and POMS will create a new lead acquisition plan. If a new plan is not created, the plan from the previous quarter will remain in effect. Any reduction in the maximum number of Qualified Leads that can be purchased in any DMA shall not reduce or otherwise affect Protection One's aggregate obligation to purchase no less than 50,000 Qualified Leads in the first Marketing Year, and any other minimums determined thereafter.

ARTICLE VII
FEES AND EXPENSES

    7.1  Pilot Program.  Protection One shall pay the fees described in Section 2.2 with respect to the Pilot Program.

    7.2  Customer Account Fees.  Protection One shall pay to POMS a Customer Account Fee equal to $775.00 for each Qualified Customer Account delivered by POMS to Protection One during the first Marketing Year. The Customer Account Fee to be paid during subsequent Marketing Years shall be determined by the parties during the annual review meetings described herein. Protection One shall pay the Customer Account fees net ten (10) days after receipt of an invoice therefor.

    7.3  Customer Continuation Fees.  Protection One shall pay POMS $20 for each Qualified Customer Account that remains an account in good standing at the end of each full twelve month period during the life of such Qualified Customer Account, regardless of whether this Agreement is in effect. For purposes of this Agreement, an account in good standing shall mean one in which the Customer is current in his outstanding balance and Protection One is providing service to such Customer. Protection One shall provide POMS monthly, a list of POMS-generated Qualified Customer Accounts in good standing, and POMS will bill Protection One for those accounts for which the $20 payment is due (those accounts in good standing meeting a twelve month anniversary during that month). For those accounts which are not in good standing at the end of any twelve month period during the life of such account, and provided that this Agreement remains in effect and POMS is not in breach of any of the terms hereunder, Protection One shall allow a ninety (90) day grace period following the expiration of such twelve month period, for the Qualified Customer Account to become an account in good standing. If on or prior to the expiration of such grace period (if applicable), such Qualified Customer Account becomes an account in good standing, then POMS will be entitled to the $20 payment for such account. Notwithstanding anything to the contrary contained in this section, in the event the Marketing Agreement is terminated, Protection One shall have the option to make a one time lump sum payment of $75.00 per account in good standing at the time of termination in lieu of any further $20 obligations. Additionally, Paradigm will have the option to request a one time lump sum payment of $60.00 per account in good standing at the time of termination in lieu of any further $20 obligations, provided, however, that such lump sum payment does not cause Protection One to default on its debt covenants. Payment of the lump payment shall be due within 30 days of the effective time of termination. POMS shall have ninety (90) days following such termination to bring any otherwise eligible Qualified Customer Accounts into good standing and if any such accounts become in good standing during such ninety (90) day period, POMS shall be entitled to the one time lump sum payment for such accounts.

    7.4  Bonus Expenses.  Protection One shall budget a lump sum of not more than $25,000, for the purpose of rewarding specific POMS employees for exceptional performance during calendar years 1999 (while employed by Protection One) and 2000 (while employed by POMS), which Protection One may distribute, in whole or in part, in its sole discretion to POMS for distribution to such employees as Protection One deems deserving of such reward.

    7.5  Qualified Leads Fee.  Paradigm shall sell, and Protection One shall purchase, Qualified Leads for a fee of $115.00 per lead (including Qualified Leads generated during the Pilot Program) during the first Marketing Year. The parties may adjust such fee as a result of the annual review meetings described herein.

    7.6  Marketing Services Budget.  The approved budget for the Marketing Services for the first Marketing Year is attached hereto as Exhibit E. POMS shall invoice Protection One the approved budget in twelve monthly installments and payment therefor shall be due net 30 days from receipt of invoice by Protection One.

    7.7  General.  Except as otherwise expressly provided herein, all payments required under this Agreement shall be due net thirty (30) days after receipt of the corresponding invoice and shall be submitted to POMS or Protection One, as the case may be, at the address provided under Article XI hereof. The parties shall be entitled to withhold such portion of each payment as is required to be withheld by applicable law and any taxing authority of competent jurisdiction.

ARTICLE VIII
RELATIONSHIP OF THE PARTIES.

    8.1  Independent Contractor.  The relationship between Paradigm and POMS on the one hand and Protection One on the other hand, and established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) constitute the parties as partners, joint venturers, joint employers, co-owners or otherwise as participants in a joint or common undertaking; (ii) prevent any party from entering into any other business; or (iii) except as expressly provided herein, allow any party to create or assume obligations on behalf of or in the name of the other. All financial and other obligations associated with Paradigm's and POMS' businesses, except as provided otherwise herein, are the sole responsibility of Paradigm and POMS, and vice versa with respect to Protection One.

    8.2  Loan of Equipment; Space Sharing Arrangements.  As long as this Agreement is in effect, Protection One agrees to sublease to POMS and POMS agrees to sublet from Protection One, reasonably necessary office space in those locations where POMS employees are working on site for Protection One. Such subleases will be subject to standard commercial terms for similar space and are contingent upon landlord approval, provided however, that during the Pilot Period and first Marketing Year, the rent for such subleased space shall be $0.00. Additionally, Protection One will provide reasonably necessary office equipment in such sublease locations, which shall be provided at no additional charge during the Pilot Period and first Marketing Year. The parties may adjust such sublease and equipment fees as a result of the annual review meetings described herein.

    8.3  Former Protection One Employees.  For those POMS employees who have been awarded stock options under Protection One's stock option or long term incentive plans during their previous employment with Protection One, continuing employment with POMS shall be treated as continuing employment with Protection One for the limited purpose of determining vesting under those plans. Nothing contained in this Section 8.3 shall be deemed to nor shall it create a relationship of joint employer between Protection One and POMS.

    8.4  Insurance.  POMS and Protection One each represent that it has now and during the term of this Agreement will maintain in full force and effect policies of general liability and errors and omissions insurance with coverage of not less than One Million Dollars ($1,000,000), and shall maintain in full force and effect a policy of automobile liability insurance with coverage of not less than Five Hundred Thousand Dollars ($500,000), employer's liability insurance with coverage of not less than Five Hundred Thousand Dollars ($500,000), and workers compensation insurance coverage in the minimum amount required by law. Each party shall during the term of this Agreement name the other as an additional insured on all such policies, as respects the duties of the party so naming the other hereunder. Each party shall provide to the other certificates evidencing such insurance policies and coverages. Each party shall attempt to obtain a waiver of subrogation on such policies with respect to the other party, provided however, that should such waiver require a party to pay an additional premium, then no such waiver shall be required.

    8.5  Non-Competition.

      (a) Except as otherwise agreed in a writing signed by all parties, the parties agree that for as long as this Agreement is in effect, and for a period of six months thereafter, they will not enter into any marketing or other relationship with any other company, individual or entity which provides the same or similar services to those of the other party.

      (b) POMS agrees that it will not knowingly solicit Customers in the sub-600 (FICO credit score) marketplace without the prior written consent of Protection One.

    8.6  Non-Solicitation.

      (a) Customer Accounts. For ten (10) years from the termination of this Agreement, neither Paradigm nor POMS, nor any of their representatives or agents, shall directly or indirectly (i) solicit any form of security service business (including soliciting or performing contract repair service from Customers) from, (ii) accept any alarm system or other security business from or (iii) enter into any agreement for the provision of any form of security services with: any Customer of any Customer Account which Protection One acquired from POMS hereunder, any person or entity who moves into the residence or business location previously occupied by such Customer at the time Protection One acquired such Customer Account from POMS hereunder, any person or entity for which Protection One provided to POMS a lead or referral or any other person or entity to which Protection One provides monitoring, repair or alarm services. Nothing in this Section 8.6 shall prevent or preclude POMS, while this Agreement is in effect and has not been terminated, from directly soliciting or selling referrals which a Customer provided to POMS at the time of the original sale of the alarm system to such Customer.

      (b) Employees. During the term of this Agreement and for a period of ninety (90) days after the date of the termination of this Agreement for any reason, neither party shall directly or indirectly or as a partner, limited partner, agent, representative, stockholder, creditor or consultant or in any other capacity with any business, recruit, offer to employ or otherwise solicit the employment of any person who was at any time within ninety (90) days prior to such action an employee of the other party or without the prior written consent of the other party; provided, however, that a general classified advertisement which is not directed to the other party's employees shall not violate the restrictions set forth herein so long as neither party offers employment to any employee of the other or to a person who was an employee of such party within the previous ninety (90) days.

      (c) Remedy for Breach. The parties acknowledge and agree that the remedy at law for any breach or threatened breach of the provisions of this section will be inadequate and, accordingly, each party covenants and agrees that the parties shall, in addition to any other rights or remedies which they may have, be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to prevent the opposing party from violating any of the provisions of this Section 8.6.

      (d) Validity. In the event that any of the provisions of this Section 8.6 shall be determined by a court of competent jurisdiction to be in violation of applicable law for any reason whatsoever, then any such provision or provisions shall not be deemed to be void, but shall be deemed to be automatically amended so as to comply with the applicable law. In any event, if any of such provisions shall be determined by a court of competent jurisdiction to be wholly or partially invalid, such determination shall not affect the binding effect of the other provisions of this Section 8.6 or any of the other provisions of this Agreement.

ARTICLE IX
TRADEMARKS AND LICENSING

    9.1  License Granted for POMS Trade Name.  Protection One hereby grants to POMS a non-exclusive license to use the trade name "Protection One Marketing Services" (the "Licensed Trade Name"), only in connection with POMS' duties under the Letter of Intent and this Agreement.

    9.2  License Granted for use of Protection One Marks in Providing the Services.  Protection One hereby grants POMS a non-exclusive license to use certain Protection One marks (the "Marks") on behalf of Protection One in performing its duties and obligations under this Agreement. POMS shall have the right to sublicense (the "Sublicense") the Marks to the Independent Contractors for the limited purpose of permitting the Independent Contractor to identify itself to the Customer as a Protection One alarm installer and permitting the Independent Contractor to use the P-One Contracts, identification signs and other materials provided by Protection One. Any Sublicense granted by POMS shall terminate on the earlier of the termination of this Agreement or any agreement entered into between POMS and the Independent Contractor. Periodically Protection One will publish a list of such Marks POMS is authorized to use in providing the services hereunder.

    9.3  Right to Grant Licenses.  Protection One hereby represents that it is the true owner of the Licensed Property (as defined herein) and that it has the full right and authority to grant the licenses described in this Section 9.

    9.4  Terms Applicable to the Licenses.

      (a) Term. The term of the licenses granted hereunder shall run concurrently with the term of this Agreement.

      (b) Licensed Property. The Licensed Trade Name and the Marks shall be collectively referred to as the "Licensed Property".

      (c) Use Limited to This Agreement. POMS agrees that the Licensed Property shall be used only as provided herein and shall not be used by POMS in any other manner. Except as provided herein, POMS agrees that it shall at no time either during or after the term of this Agreement, use or authorize the use of any trademark, trade name, service mark, service name, logo or other designation identical with or colorably similar to the Licensed Property. In addition, except as provided herein, POMS shall not use any other mark or name in connection with the Licensed Property or use any name or mark confusingly similar to the Licensed Property, including, without limitation, any other mark or name containing the name "Protection One."

      (d) Ownership. POMS hereby acknowledges and agrees that as between POMS and Protection One the Licensed Property are the valid trade names trademarks and service marks solely owned by Protection One and licensed to POMS and that only Protection One and its designated licensees have the right to use the Licensed Property. POMS agrees that upon termination of the Letter of Intent and/or this Agreement for any cause whatsoever, its rights to use the same shall terminate, provided, however, that termination of the Letter of Intent as a result of the consummation of the Marketing Agreement shall not effect such a termination. POMS shall not either during or after the term of this Agreement, do anything or aid or assist any other party to do anything, which would infringe upon, harm, or contest the rights of Protection One in the Licensed Property or in any other mark or name which incorporates any part thereof.

      (e) Licenses are Non-exclusive. POMS understands and agrees that the licenses of the Licensed Property granted herein are non-exclusive and Protection One has the right itself to operate under the Licensed Property or similar or dissimilar names and marks and to grant other licenses in, to, and under the Licensed Property or other similar or dissimilar names and marks.

      (f)  Reservation of Rights. All rights in the Licensed Property other than those specifically granted to POMS herein are reserved to Protection One for its own use and benefit. POMS acknowledges that it shall not acquire any rights of whatsoever nature in the Licensed Property as a result of POMS' use thereof, and that all use of the Licensed Property by POMS, and all goodwill which may arise from such use, shall inure to the sole benefit of Protection One. POMS agrees that it shall not, directly or indirectly, during the term of this Agreement or thereafter, attack the ownership by Protection One of the Licensed Property or any name or mark similar to the Licensed Property or the validity thereof or attack the validity of the licenses granted to it herein. POMS further agrees not to interfere with in any manner or attempt to prohibit the use or registration of the Licensed Property, or any similar name or mark, by Protection One. POMS further agrees that it shall not at any time apply for any registration of any copyright, trademark, service mark or other designation which would affect the ownership of the Licensed Property or file any document with any governmental authority to take any action which would affect the ownership of the Licensed Property.

      (g) Corporate Name. Except as otherwise expressly provided herein, POMS shall not use the Licensed Property or any part thereof in or as part of POMS' corporate name and POMS shall not perform any activity or incur any obligation or indebtedness, except in its corporate name, provided, however, subject to the other terms and conditions set forth herein, POMS during the Term may indicate that it is doing business as "Protection One Marketing Services."

      (h) Restrictions on Use. POMS shall use the Licensed Property with such words qualifying or identifying the independent contractor relationship of Protection One and POMS as Protection One from time to time shall reasonably prescribe. POMS shall not use the Licensed Property in connection with the sale or lease of any unauthorized product or service or in any other manner not expressly authorized by this Agreement or separately in writing by Protection One. If POMS uses the Licensed Trade Name on any of POMS' stationery, other forms or business cards, POMS agrees to display the Licensed Trade Name on such stationery, other forms, and business cards used in its business in the manner prescribed by Protection One. POMS agrees to obtain such fictitious or assumed name certificates or registrations as may be required by applicable law, provided the fictitious or assumed name is approved in writing by Protection One and Protection One is provided a copy of the certificate and/or registration. Protection One may at any time require POMS to cease using such fictitious or assumed name, and to cancel any corresponding certificate and/or registration.

      (j)  Discontinuance. If Protection One decides to discontinue or modify use of any Mark, or substitute one or more additional trade or service marks, with respect to itself and for all other licensees, then POMS agrees to comply within a reasonable time after written notice thereof by Protection One, and the sole obligation of Protection One in any such event shall be to reimburse POMS for the out-of-pocket costs, if any, of complying with this obligation. In addition, POMS shall replace obsolete identification signs or material with new signs or material should Protection One adopt new marks replacing, as to itself and all other licenses, one or more Marks identified by Protection One in such list as hereinbefore specified.

      (k) Reports. Upon reasonable notice from Protection One, POMS shall provide to Protection One reports containing such statistical and other types of information as Protection One shall reasonably request for the purpose of ascertaining or determining compliance with the licensing provisions of this Agreement. Further, upon Protection One's request, POMS shall provide Protection One with samples of all advertising and other literature, packages, labels, and labeling prepared by POMS which use the Marks or the logos. When using the Marks or the logos under this Agreement, POMS undertakes to comply with all laws pertaining to trademarks in force at any time.

      (l)  Protection of Rights. POMS agrees to assist Protection One and Protection One agrees to reimburse POMS for all associated reasonable costs to the extent necessary in the procurement of any protection or to protect any of Protection One's rights to the Licensed Property, and Protection One, if it so desires, may commence or prosecute any claims or suits in its own name or in the name of POMS or joining POMS as party thereto. When known, POMS shall notify Protection One in writing of any infringements or imitations by others of the Licensed Property which are the same as or similar to those covered by this Agreement. Protection One shall have the sole right to determine whether any action shall be taken on account of any such infringements or limitations. POMS shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Protection One.

ARTICLE X
TERM; TERMINATION

    10.1  Term of Services.  This Agreement shall become effective on the date of execution hereof by the parties. The term of POMS' engagement under Section 2.1 hereof (the "Term") shall commence on the date of completion of the Pilot Program and shall continue for a period of three Marketing Years.

    10.2  Termination.

      (a) This Agreement may be terminated as follows:

         (i) Upon the mutual agreement of the parties hereto.

        (ii) Upon the failure of Paradigm or POMS to comply with any material term, condition or covenant of this Agreement by due notice hereunder from Protection One to the breaching party, subject to the following cure period. Written notice of default shall be sent to the breaching party and the breaching party shall have 30 days following receipt of such notice to remedy the default. If the breach is not cured to the satisfaction of Protection One within such 30-day period, Protection One may terminate this Agreement immediately by giving further notice to such effect to the breaching party.

        (iii) Upon the failure of Protection One to comply with any material term, condition or covenant of this Agreement by due notice hereunder from POMS to Protection One, subject to the following cure period. Written notice of default shall be sent to Protection One and Protection One shall have 30 days following receipt of such notice to remedy the default. If the breach is not cured to the satisfaction of POMS within such 30-day period, POMS may terminate this Agreement immediately by giving further notice to such effect to Protection One.

        (iv) If the Pilot Program is not completed by April 18, 2000, Protection One may terminate this Agreement by giving notice to such effect to Paradigm and POMS within 15 days following such date.

        (v) Protection One may terminate this Agreement by giving notice to such effect to Paradigm and POMS at any time after the expiration of the first Marketing Year of the Term under the following circumstances:

      (A) POMS does not deliver to Protection One the Targeted Number of Qualified Customer Accounts for the preceding Marketing Year; or

      (B) The attrition on Qualified Customer Accounts delivered by POMS to Protection One exceeds by 25% or greater that of a "statistically valid random sample" of Protection One's traditional dealer business over a similar period of time; or

      (C) Either Mark Byron or David Graf ceases to be an employee of either Paradigm or any entity that controls Paradigm, or either is no longer actively involved in the management of POMS or the delivery of the Marketing Services to Protection One hereunder.

        (vi) Provided the parties have met at least ninety (90) days prior to the expiration of a Marketing Year to discuss plans for the following year, then either party may terminate this Agreement at any time after the first Marketing Year if they fail to agree on the terms subject to adjustment pursuant to Section 2.3 above. Termination pursuant to this provision shall become effective thirty (30) days after the new Marketing Year.

      (b) If this Agreement terminates for any reason, with or without cause, such termination shall not affect or negate or obviate any obligation of any party to any other party arising prior to the date of such termination and any termination of this Agreement shall be without prejudice to any right, remedy or recourse to which the terminating party may be entitled under this Agreement or otherwise at law or in equity. Furthermore, the provisions of Sections 5.2, 5.3, 7.3, 8.4, 8.5, 8.6, and 16.11, Article XI, Article XIII, Article XIV, Article XV, and any other sections that expressly provide for post-termination obligations shall survive the termination of this Agreement.

      (c) If this Agreement terminates for any reason, with or without cause, and notwithstanding any provision herein to the contrary, Protection One shall be have the right, but not the obligation, to offer employment to any POMS employee who was previously employed by Protection One.

ARTICLE XI
NOTICES

    11.1  Form.  Any notice, consent, authorization, direction or other communication required or permitted to be given hereunder shall be in writing and shall be delivered either by personal delivery or by telecopier or similar telecommunication device marked "Urgent," and addressed as follows:

    In the case of Paradigm or POMS, at:

    Two Executive Drive
    Fort Lee, NJ 07024
    Attention: Marc Byron, CEO

    With a copy to:

    Allen Rothman, Esq.
    Robinson, Brog, et al
    1345 Sixth Avenue
    New York, NY 10105

    In the case of Protection One, at:

    818 Kansas Avenue
    Topeka, KS 66612
    Attention: Annette Beck, President

    With a copy to:

    Renée T. Kingsley, Esq.
    Protection One
    6225 N. State Hwy 161, Suite 400
    Irving, TX 75038

    11.2  Delivery, Receipt, and Change of Address.  Any notice, consent, authorization, direction or other communication as aforesaid shall be deemed to have been effectively delivered and received, if sent by telecopier or similar telecommunications device on the business day of such transmission or, if the transmission occurs after 5:00 p.m. (at the place of receipt) on the next business day (proof of transmission required and overnight courier delivery of originals required) or, if delivered, to have been delivered and received on the date of such delivery provided, however, that if such date is not a business day, then it shall be deemed to have been delivered and received on the business day next following such delivery. The failure of any party to mark "Urgent" on a delivery shall not negate the notice provided hereunder. Any party hereto may change its address for service by written notice given as aforesaid.

ARTICLE XII
PERFORMANCE OF DUTIES; REQUESTS FOR INFORMATION

    12.1  General Duties.  Each of Protection One and POMS hereby covenant and agree that it shall, during the Term (as hereinafter defined), perform each of their duties and obligations as set forth in this Agreement in a competent and timely manner and in a manner consistent with the best interests of and so as not to harm or injure the other.

    12.2  Requests for Information.  The regular reports which the parties shall exchange, along with a schedule for delivery thereof, are listed on Exhibit F hereto. All such other requests for information shall be met within a reasonable time period, provided however that the parties shall provide to each other any requested documents, records, data or information necessary to comply with government regulations or court order within seventy-two (72) hours after the receipt of a written request therefor. In addition, upon reasonable notice and at such times as are reasonably practical, the parties shall allow authorized representatives of the other party access to the books and records of such party maintained with respect to this Agreement.

ARTICLE XIII
CONFIDENTIALITY

    13.1  Confidentiality.  The parties agree that no party shall disclose any material terms of this Agreement for any purpose, without the prior written consent of the other parties, unless such disclosure is made in connection with a lawsuit or arbitration proceeding to enforce or interpret this Agreement; is required by law, court order, rule or regulation (including without limitation laws, rules and regulations relating to any public or private offering or trading of shares of common stock or other debt or equity securities of a party or its affiliate company); or is being made to any investor or lender (including their respective counsel and advisors) of a party, in which case, prior to such disclosure, such investor or lender shall agree to abide by the provisions of this Section 13.1. The parties agree to maintain as secret and confidential all "Confidential Information," as defined herein, and agree not to use, disclose, transfer, sell or make such information available to any successors or third parties, except as authorized in advance and in writing by the party to which such information belongs. The term "Confidential Information" means any trade secrets, proprietary or other information reasonably known by a party to be confidential or designated as confidential by a party, relating to this Agreement or the Customer Accounts, including without limitation the names, addresses and telephone numbers of Protection One's authorized dealers, POMS Independent Contractors, the business plans, pricing and marketing strategies of either party and any of the following information relating to Customers whose Customer Accounts are being purchased by Protection One under this Agreement and which is hereby designated by the parties to be confidential: any Customer lists; any lists, notes, or compilations which contain the names, addresses, telephone numbers and any contract information for or relating to the Customers; and copies of contracts, agreements, and related documents between Protection One and the Customers.

ARTICLE XIV
INDEMNIFICATION

    14.1  Indemnification by Paradigm.  Paradigm shall indemnify and hold Protection One and its affiliates, and their respective directors, officers, employees and representatives, harmless from and against any and all claims, demands, regulatory proceedings and causes of action, and all damages, liabilities, losses, penalties, costs (including settlement costs) and expenses associated therewith (including but not limited to attorneys' fees) suffered or incurred by Protection One, any of its affiliates or any of their respective directors, officers, employees or representatives, arising from or relating to any of the following:

      (a) Any breach by Paradigm or its respective employees or representatives of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

      (b) Any (i) libel, slander or defamation, (ii) intentional or negligent infliction of emotional distress, (iii) duress, (iv) invasion of the right of privacy, (v) negligent supervision, (vi) discrimination, harassment or intimidation, (vii) other intentional or negligent tort, or (viii) violation of law in each case on the part of Paradigm or its employees or representatives in connection with any training of Protection One's employees conducted by Paradigm or its respective employees or representatives from or after September 16, 1999.

    14.2  Indemnification by POMS. POMS shall indemnify and hold Protection One and its affiliates, and their respective directors, officers, employees and representatives, harmless from and against any and all claims, demands, regulatory proceedings and causes of action, and all damages, liabilities, losses, penalties, costs (including settlement costs) and expenses associated therewith (including but not limited to attorneys' fees) suffered or incurred by Protection One, any of its affiliates or any of their respective directors, officers, employees or representatives, arising from or relating to any of the following:

      (a) Any breach by POMS or its respective employees or representatives of any of its representations, warranties, covenants or agreements set forth in this Agreement;

      (b) Any claims relating to a Customer Account arising out of the acts or omissions of POMS or its employees, agents or representatives prior to transfer of such account to Protection One, including without limitation claims relating to marketing, sales and installation, except to the extent such claims arise out of acts or omissions of Protection One employees, agents or representatives;

      (c) Any (i) libel, slander, defamation or product disparagement, (ii) infringement of copyright, title, slogan or other property rights, (iii) piracy, plagiarism, unfair competition or idea misappropriation, or (iv) invasion of the right of privacy, in each case on the part POMS or its employees or representatives in connection with the rendering of the Marketing Services hereunder; or

      (d) Any (i) libel, slander or defamation, (ii) intentional or negligent infliction of emotional distress, (iii) duress, (iv) invasion of the right of privacy, (v) negligent supervision, (vi) discrimination, harassment or intimidation, (vii) other intentional or negligent tort, or (viii) violation of law in each case on the part of POMS or its employees or representatives in connection with any training of Protection One's employees conducted by POMS or its respective employees or representatives from or after September 16, 1999.

    14.3  Indemnification by Protection One.  Protection One shall indemnify and hold Paradigm and POMS and their affiliates, and their respective directors, officers, employees and representatives, harmless from and against any and all claims, demands, regulatory proceedings and causes of action, and all damages, liabilities, losses, penalties, costs (including settlement costs) and expenses associated therewith (including but not limited to attorneys' fees) suffered or incurred by Paradigm or POMS, any of their affiliates or any of their respective directors, officers, employees or representatives, arising from or relating to any of the following:

      (a) Any breach by Protection One or its employees or representatives of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

      (b) Any claims relating to a Customer Account arising out of the acts or omissions of Protection One or its employees or representatives after the transfer of such account to Protection One, except to the extent such claims arise out of acts or omissions of POMS employees, agents or representatives.

      (c) Any (i) libel, slander or defamation, (ii) intentional or negligent infliction of emotional distress, (iii) duress, (iv) invasion of the right of privacy, (v) negligent supervision, (vi) discrimination, harassment or intimidation, (vii) other intentional or negligent tort, or (viii) violation of law in each case on the part of Protection One or its employees or representatives in connection with any training of Paradigm's employees conducted by Protection One or its employees or representatives prior to September 16, 1999;

      (d) Except as otherwise indicated in Sections 14.1(b) and 14.2(d) herein, (A) any employment-related claims asserted by any Protection One employee who was released from employment with Protection One prior to the effective date of this Agreement, and (B) any employment-related claims asserted by any former Protection One employee who becomes a POMS employee, arising out of or relating to such employee's employment with Protection One prior to December 1, 1999; or

      (e) Provided, POMS has obtained appropriate Protection One authority for the termination of modification of such agreement, any action taken by POMS or its employees in terminating or modifying the terms of any Protection One affinity agreement in effect as of the date of this Agreement.

    14.4  Conditions Precedent to Indemnification. A party's obligations to indemnify, defend and reimburse hereunder are subject to a prior written thirty (30) day notice by the party seeking indemnification, of a claim, unless the claim involves litigation in which case the party seeking indemnification shall provide the indemnifying party with notice of such litigation within ten (10) business days after receipt of such complaint provided, however, so long as the indemnifying party is not in default hereunder, that indemnifying party shall have the right to conduct and control the defense, settlement or compromise of any claim subject to the party seeking indemnity's right to be kept currently informed and to participate in the defense.

ARTICLE XV
REPRESENTATIONS AND WARRANTIES

    15.1  Paradigm and POMS.  Paradigm and POMS represent and warrant to Protection One that:

      (a) Each of them has full legal right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of them and constitutes a valid and legally binding obligation of each of them, enforceable against each of them in accordance with its terms.

      (b) The execution, delivery and performance by each of them of this Agreement and the consummation by each of them of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, or require any consent, approval, authorization or waiver of, or notice to, any party to, any contract, agreement, instrument or obligation to which either of them is a party or by which either of them or any of their respective properties may be bound, (ii) result in the creation or imposition of any lien or encumbrance upon the properties of either of them or (iii) violate any applicable law binding upon either of them.

    15.2  Protection One.  Protection One represents and warrants to Paradigm and POMS that:

      (a) Protection One has full legal right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Protection One and constitutes a valid and legally binding obligation of Protection One, enforceable against it in accordance with its terms.

      (b) The execution, delivery and performance by Protection One of this Agreement and the consummation by Protection One of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, or require any consent, approval, authorization or waiver of, or notice to, any party to, any contract, agreement, instrument or obligation to which Protection One is a party or by which it or any of its properties may be bound, (ii) result in the creation or imposition of any lien or encumbrance upon the properties of Protection One or (iii) violate any applicable law binding upon Protection One.

ARTICLE XVI
MISCELLANEOUS

    16.1  Further Assurances.  Each party agrees that upon the reasonable request of the other, it will execute, acknowledge and deliver any and all such further instruments, and do and perform any and all such other acts as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

    16.2  Waivers or Modifications.  No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party to be charged therewith. No written waiver shall excuse the performance of any act(s) other than those specifically referred to therein. A waiver of any breach by any party hereunder shall not constitute a waiver of any subsequent breach(es) by such party hereunder.

    16.3  Legal Expenses.  In case legal proceedings shall be brought for the breach of any covenant herein contained, and a breach shall be established, the prevailing party shall be entitled to recover from the other party all expenses incurred thereby, including reasonable attorneys' fees and disbursements.

    16.4  Governing Law.  This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of New York, without regard to its choice of law principles.

    16.5  Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provisions will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

    16.6  Entire Agreement.  This Agreement and the Exhibits hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of or by and between the parties hereto in respect of such subject matter, including without limitation the Letter of Intent dated September 16, 1999 between Protection One and Paradigm. This Agreement may not be amended except by a written instrument hereafter signed by each of the parties hereto.

    16.7  Binding Agreement.  This Agreement is binding upon, and inures to the benefit of, the parties, their permitted assigns, and their respective successors Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties or their respective successors, any rights, remedies, or liabilities under this Agreement.

    16.8  Assignment/Change of Control.

      (a) POMS may not assign this Agreement without the prior written consent of Protection One except (1) to any affiliate company; or (2) to any proposed non-affiliated assignee, provided that the proposed assignee (i) has the financial capability to perform the obligations of POMS hereunder, (ii) management of the assignee has substantial relevant direct marketing experience; and (iii) is not in direct competition with Protection One or its affiliates in any material respect. POMS shall provide Protection One with any background information on the proposed assignee as reasonably requested.

      (b) Protection One may not assign this Agreement without the prior written consent of POMS, except (1) to any affiliate company; or (2) to any proposed non-affiliated assignee, provided that the proposed assignee (i) has the financial capability to perform the obligations of Protection One hereunder; (ii) management of the proposed assignee has substantial relevant alarm monitoring and servicing experience; and (iii) is not in direct competition with POMS or Paradigm. Protection One shall provide POMS with any background information on the proposed assignee as reasonably requested.

      (c) Notwithstanding anything in this Section 16.8 to the contrary, if Western Resources or one of its subsidiary companies ceases to be a majority shareholder of Protection One (such event to be referred to herein as divestiture), then Protection One, or its successor entity shall notify Paradigm within thirty (30) days from the date of divestiture whether Protection One or its successor entity wishes to continue this Agreement. If Protection One or its successor entity elects to terminate, then this Agreement will be terminated on the date that is fifteen (15) calendar days following notice to Paradigm of such election and all obligations and payments accruing through such date of termination shall be paid as provided hereunder, except that with respect to the Customer Continuation Fees described in Section 7.3 herein, Protection One or its successor would have the option to make a one time lump sum payment of $75.00 per account in good standing at the time of termination in lieu of any further $20 obligations. Additionally, Paradigm would have the option to request a one time lump sum payment of $60.00 per account at the time of termination in lieu of any further $20 obligations, provided, however, that such lump sum payment does not cause Protection One or its successor to default on its debt covenants. Payment of the lump payment would be due within thirty (30) days of the effective date of termination.

    16.9  Counterparts.  This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

    16.10  No Impairment of Rights.  No delay or omission by any party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof of the exercise of any other right, power or privilege.

    16.11  Disputes.  The parties will attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement, any obligations of the parties hereunder, the relationship of the parties created hereby, or the breach, termination, enforcement, interpretation or validity hereof, including the determination of the scope or applicability of this agreement to arbitrate (a "Dispute"), through good faith negotiations. If a Dispute cannot be resolved by negotiation, it shall be exclusively and finally resolved by confidential arbitration and any party may submit a Dispute to arbitration.

    The arbitration proceeding shall be held in Chicago, Illinois before a sole arbitrator in accordance with the laws of the State of New York for agreements made in and to be performed in New York. The arbitration shall be administered by J.A.M.S. pursuant to its commercial arbitration rules. The arbitrator shall in the award allocate all the costs of the arbitration, including fees of the arbitrator and reasonable attorneys' fees of the prevailing party against the party who did not prevail. The arbitrator shall also have the power to impose any sanction against any party permitted by New York law. Judgment on the award may be entered in any court having jurisdiction. Notwithstanding anything to the contrary contained in this Section 16.11, the arbitration proceeding and arbitrator shall apply New York substantive law. The award shall be in writing and shall indicate the factual findings and the reasons upon which the decision is based. In the event of a breach or alleged breach of the confidentiality, non-competition, or non-solicitation provisions of this Agreement the parties shall not be obligated to seek remedies exclusively through arbitration as provided herein, but may at the petitioning party's election seek any and all equitable remedies in any court of competent jurisdiction. However, the parties agree that the arbitrator may award equitable relief, including, without limitation, temporary restraining orders, injunctions and specific performance. In the event of a breach or alleged breach of this Agreement, a party also may at its election exercise its remedies of set-off or recoupment even if an arbitration proceeding is then pending and without waiver of any right to require arbitration.

    16.12  Westar Capital Guaranty.  Simultaneously with the execution and delivery of this Agreement, Westar Capital, Inc. has executed and delivered a guaranty of the obligations of Protection One with respect to any payments due hereunder from Protection One, in the form attached hereto as Exhibit G.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Protection One Alarm Monitoring, Inc.
By: /s/ Annette Beck Name: Annette Beck Title: President and COO
Paradigm Direct, LLC
By: /s/ Marc Byron Name: Marc Byron Title: CEO
Marketing Services Company I, LLC
By: /s/ Marc Byron Name: Marc Byron Title: CEO

EXHIBIT A

Customer Account Criteria

    Each Customer Account offered to Protection One must comply with the following criteria:

      (a) the account must have monthly recurring revenue of at least $32.95;

      (b) the installation of the alarm system shall be completed and the alarm system shall be fully operational, capable of being monitored by Protection One's monitoring facility, and capable of being billed for monitoring and repair services by Protection One;

      (c) Protection One shall have received, in its reasonable judgment, a satisfactory result from its telephone survey to the Customer;

      (d) the Customer Account shall have met the criteria set forth in the definition of Customer Account;

      (e) all original documentation (including monitoring codes, upload codes, download codes, installer codes and programming codes) shall have been delivered to Protection One;

      (f)  the alarm system shall have sent test signals to Protection One's monitoring facility in a manner reasonably acceptable to Protection One;

      (g) the Customer shall have paid any installation of additional equipment charges if applicable;

      (h) the Customer shall have a credit score of at least FICO 600 at the time such Customer's credit score is run by POMS; and

      (i)  the installation of the alarm system shall be compliant with the standard as set forth in the Protection One Installation Manual as in effect from time to time.

EXHIBIT B

Marketing Services

1.
Consulting.

    Respond to Protection One requests and actively initiate advice relating to marketing and business strategies and tactics, including but not limited to, areas such as follows:

  •
  Design and/or re-design of products (equipment offerings/packages, services, etc.)

  •
  Pricing of product and services, both list and promotional

  •
  Packaging of products, for instance, if a retail or online offering is needed

  •
  New or revised distribution channels (retail, internet, etc)

  •
  Brand development and market positioning

  •
  General advertising, including internet strategy

  •
  New direct response vehicles, particularly if they overlap with general advertising and/or customer service (internet, yellow pages, etc.)

  •
  Affinity and/or partnership strategies

  •
  Business development and long range marketing plans

  •
  Manage market research projects and agencies, generating business and/or marketing objectives and tactics, as appropriate.

2.
Special Projects.

    Specific time-limited projects that arise from time to time and may relate to the implementation of tactical plans that derive from consulting or to Protection One business development, including but not limited to, areas such as follows:

  •
  Affinity programs with new Protection One partners and/or other divisions, with or without a direct response component

  •
  Marketing/advertising/promotional/customer acquisition plan and implementation in support of armed response/patrol geographic expansion

3.
Materials

    Creation of marketing materials in support of Protection One business units including but not limited to customer communications, sales collateral material, dealer recruitment and trade show support.

4.
Account Production Activity Excluded

    The Marketing Services described in this Exhibit do not include activities of POMS which are incidental to POMS generation of Qualified Customer Accounts and Qualified Leads.

EXHIBIT C

Independent Contractor Criteria

1.
Use of the Protection One name as a part of Independent Contractor's company name or the Protection One logo in place of Contractor's own company insignia is prohibited.

2.
Independent Contractor and/or any of its employees or subcontractors thereof, may not present themselves as employees of Protection One.

3.
Independent Contractor and/or any of its employees or subcontractors thereof, do not have any right to make any commitment on the behalf of Protection One.

4.
Independent Contractor must keep all alarm and city/county and other licenses current and must maintain insurance coverages required by the approved POMS Independent Contractor Agreement.

5.
Independent Contractor is required to maintain an appropriate facility for a place of business which effectively portrays the quality service and reliability that is associated with Protection One.

6.
It is the responsibility of the Independent Contractor to ensure that their employees present themselves in a professional manner. In this respect, employees should be clean and well groomed, preferably in uniform.

7.
Automobiles driven should be clean and well maintained. Employees which enter the customer's home shall always carry some form of identification, preferably a badge.

8.
It is also the responsibility of the Independent Contractor to ensure that its employees have not been convicted of a felony or misdemeanor involving theft, dishonesty, etc., are not suffering from habitual drunkenness or from narcotics addiction or dependence, and do not have a record of traffic violations which could result in a suspension of a drivers license or excessive insurance claims.

9.
Independent Contractor must take reasonable steps to ensure that its employees and subcontractors are performing their duties in compliance with all applicable laws.

EXHIBIT D

Schedule of Warranty/Inspection Repair Fees

  •
  The obligation of POMS for charges described below, including repairs or service required as a result of Protection One's inspection of the installation, shall be limited to service or inspections performed during the first 90 days after installation, after which time Protection One shall take over all obligations for service and repair of the Qualified Customer Accounts. Protection One shall have the right to insist on the termination of any subcontractor whose installs continue to be in material, chargeable non-compliance with Protection One's Installation Standards for a period of more than sixty (60) days.

Labor

  •
  Labor will be charged for repairs of installed systems that do not comply with Protection One Installation Standards, provided however, that no labor shall be charged where the non-compliance may be repaired by Protection One at a cost of less than $16.25 (or one quarter hour).

  •
  Except as otherwise provided above, labor will be charged as follows: the first hour will be charged to cover the initial trip at a $50.00 minimum, to include the first 30 minutes. Then $16.25 will be charged for each additional quarter hour, totaling $82.50 for the first hour of labor.

  •
  $65.00 per hour will be charged after the first hour of repair. This rate will be charged at $16.25 per quarter hour increments.

Equipment Pricing

  •
  Equipment will be charged for repairs on installations that do not comply with Protection One Installation Standards at Protection One's cost plus 10% to cover freight and handling.

EXHIBIT E

Marketing Budget

(see attached)

EXHIBIT F

Reports

    To Be Determined by Mutual Agreement of the Parties

SPECIMEN

Exhibit G

Form of Westar Capital Guaranty

GUARANTY

    FOR VALUE RECEIVED, Westar Capital, Inc., a Kansas corporation ("Guarantor"), by this agreement (the "Guaranty"), hereby guarantees to Paradigm Direct, LLC, a Delaware limited liability company ("Paradigm"), and Marketing Services Company I, LLC, a Delaware limited liability company d/b/a Protection One Marketing Services ("POMS"), the full and timely payment of each payment obligation of Protection One Alarm Monitoring, Inc., a Delaware corporation ("POI"), under the Marketing Agreement dated February 28, 2000 to which Paradigm, POMS and POI are parties (the "Marketing Agreement").

    This Guaranty is a guarantee of performance and payment and not of collection and the Guarantor expressly waives any right to require that any action be brought against POI or to require that resort be had to any security in the favor of Paradigm or POMS or to any other right or remedy which may be available to Paradigm or POMS. Demand may be made under this Guaranty by or on behalf of Paradigm or POMS at any time, or on any number of occasions and as often as the occasion therefor may arise. The obligations of the Guarantor assumed hereunder are several from those of POI and all other persons, and the Guarantor is the principal obligor with respect thereto. All of the obligations of the Guarantor shall be unlimited.

    This Guaranty shall be a continuing guaranty and the liability and obligations of the Guarantor hereunder shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged, diminished, limited or in any way impaired by, (i) any termination of the Marketing Agreement, (ii) any exercise or non-exercise of any right, power or remedy under this Guaranty or any forbearances or extensions of time for performance allowed to POI, (iii) any bankruptcy, insolvency, reorganization, liquidation or other proceeding relating to POI or any of its properties or creditors, or (iv) Guarantor's sale of its interests in or the assets of POI.

    The obligations of the Guarantor hereunder shall continue in full force and effect until all the obligations of POI under the Marketing Agreement have been fully satisfied.

    The Guarantor agrees to pay all costs and legal expenses, including reasonable attorney's fees, which Paradigm or POMS may incur in enforcing the obligations of the Guarantor under this Guaranty.

    The Guarantor hereby waives presentment, demand, protest, collection or the taking of any other action by Paradigm or POMS and notice of protest, dishonor or nonpayment.

    This Guaranty shall be governed by Kansas law.

    The Guarantor represents, warrants and acknowledges that (i) it is the majority shareholder of POI, (ii) it will receive significant benefits from the execution, delivery and performance of the Marketing Agreement by POMS, (iii) POMS has conditioned its execution and delivery of the Marketing Agreement on the execution and delivery of this Guaranty, and (iv) there is sufficient consideration for this Guaranty.

    The Guarantor further represents and warrants that the execution, delivery and performance of this Guaranty has been fully authorized and that all necessary consents and approvals for the same have been obtained.

    IN WITNESS WHEREOF, this Guaranty has been executed by a duly authorized officer of the Guarantor as of February 28, 2000.

WESTAR CAPITAL, INC.
By
Lee Wages, President

SPECIMEN

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MARKETING AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II ENGAGEMENT; PILOT PROGRAM; ANNUAL REVIEW
ARTICLE III DUTIES OF POMS
ARTICLE IV DUTIES OF PROTECTION ONE
ARTICLE V SALES OF ACCOUNTS
ARTICLE VI QUALIFIED LEADS
ARTICLE VII FEES AND EXPENSES
ARTICLE VIII RELATIONSHIP OF THE PARTIES.
ARTICLE IX TRADEMARKS AND LICENSING
ARTICLE X TERM; TERMINATION
ARTICLE XI NOTICES
ARTICLE XII PERFORMANCE OF DUTIES; REQUESTS FOR INFORMATION
ARTICLE XIII CONFIDENTIALITY
ARTICLE XIV INDEMNIFICATION
ARTICLE XV REPRESENTATIONS AND WARRANTIES
ARTICLE XVI MISCELLANEOUS
EXHIBIT A Customer Account Criteria
EXHIBIT B Marketing Services
EXHIBIT C Independent Contractor Criteria
EXHIBIT D Schedule of Warranty/Inspection Repair Fees
EXHIBIT E Marketing Budget
EXHIBIT F Reports
Exhibit G Form of Westar Capital Guaranty